Exhibit 5



                          DALE E. SPORLEDER
                Area Vice President - General Counsel
                         19845 North U.S. 31
                            P.O. Box 407
                         Westfield, IN 46074

                           (317) 896-6572




January 13, 1994


GTE North Incorporated
19845 North U.S. 31
P.O. Box 407
Westfield, IN 46074

Gentlemen:

I have examined a copy of the Registration Statement of GTE North Incorporated (the "Company") on Form S-3 for the registration under the Securities Act of 1933, as amended, of $300,000,000 aggregate principal amount of Debentures (the "New Debentures"). I have also examined a copy of the Company's Articles of Incorporation, as amended, and such corporate records and other documents as I have deemed to be requisite in the premises. I am familiar with the proceedings taken and proposed to be taken by you under my supervision as your counsel in connection with the proposed authorization, issuance, and sale of the New Debentures.

It is my opinion that, subject to the approval of the sale of the New Debentures by all applicable public utility commissions (such approvals to be obtained prior to the sale of the New Debentures), the New Debentures, upon the issuance and sale thereof in the manner contemplated in said Registration Statement, will be legally and validly issued and will be binding obligations of the Company.

I hereby consent to the reference to me under the caption
"Experts and Legal Opinions" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,






Dale E. Sporleder

N2:S-3:119